Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-113293 of Jupitermedia Corporation on Form S-3 of our reports dated March 1, 2004, relating to the consolidated financial statements of Jupitermedia Corporation as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs related to i) Jupitermedia Corporation’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and ii) the application of procedures relating to certain disclosures of consolidated financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), included in the Annual Report on Form 10-K of Jupitermedia Corporation for the year ended December 31, 2003, and to the use of our report dated March 1, 2004, appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Stamford, Connecticut

April 6, 2004